Exhibit 99.1

Provention Bio Reports Second Quarter 2020 Financial Results and Provides Business Update

-	Completed commercial-scale drug substance PPQ campaign ahead of schedule, enabling the expected on-time completion of the rolling Biologics License Application (BLA) submission for teplizumab in Q4 2020 -

-	Expect to submit clinical module of rolling BLA for teplizumab in Q3 2020 -

-	Extended follow-up results from the pivotal “At-Risk” TN-10 Study presented at ADA demonstrated that teplizumab significantly delays the onset of insulin-dependent T1D by a median of approximately three years compared to placebo -

OLDWICK, N.J., August 6, 2020 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB), a clinical-stage biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today reported financial results for the second quarter ended June 30, 2020 and provided a business update.

“In the past few months, we have achieved tremendous progress in support of our efforts to advance teplizumab toward the market for the delay or prevention of insulin-dependent type 1 diabetes (T1D) in presymptomatic patients,” stated Ashleigh Palmer, CEO, Provention Bio. “New data presented at the American Diabetes Association conference from the “At-Risk” TN-10 study strengthened the value proposition for teplizumab, with long-term data now showing that teplizumab delays the onset of insulin-dependent T1D by approximately three years versus placebo, adding one year to the two-year delay presented in 2019. In addition, treatment with teplizumab significantly reversed the decline of C-peptide levels, providing further evidence of the disease-modifying potential of teplizumab.”

“We remain laser focused on submitting the clinical module of our rolling BLA submission in Q3 2020 and completing the remaining modules in Q4 2020. We are pleased to report today that we have successfully completed the commercial-scale drug substance process performance qualification (PPQ) campaign, a key gating factor for our chemistry, manufacturing and controls (CMC) module. We strengthened our financial position with a successful financing in June, which resulted in net cash proceeds of $103.3 million. We continue to scale our organization in preparation for a potential commercial launch and we are well-positioned to execute our strategy to bring teplizumab to the T1D community as soon as possible.”

Second Quarter 2020 and Recent Corporate Highlights:

Successfully Completed Commercial-Scale PPQ Runs

The Company reported today that it has recently completed three, back-to-back, commercial-scale, drug substance process performance qualification (PPQ) batches at AGC Biologics, the Company’s contract manufacturer. The batches will serve as the foundation of the chemistry, manufacturing and controls (CMC) module for the BLA submission, which the company expects to complete in the fourth quarter of 2020.

Extended TN-10 Follow-up Data Now Shows That Teplizumab Delays the Onset of Insulin-Dependent Type 1 Diabetes in Presymptomatic Diabetes Patients by A Median of Approximately Three Years Versus Placebo

In June, extended follow-up data from the pivotal “At-Risk” TN-10 study conducted by TrialNet was presented at the American Diabetes Association (ADA) 80th Scientific Sessions. The follow-up data demonstrates that one course of teplizumab is now shown to delay insulin-dependence in presymptomatic T1D patients by a median of approximately three years compared to placebo. At the same meeting in 2019, the study demonstrated a median delay of two years to the onset of insulin-dependence in presymptomatic patients. Additionally, teplizumab was shown to significantly reverse the decline of C-peptide levels, suggesting not just a delay in the destruction of beta cells but also restoration of insulin production by dysfunctional beta cells.

Appointed Heidy Abreu King-Jones as Chief Legal Officer

In August 2020, Provention appointed Heidy Abreu King-Jones as Chief Legal Officer. Heidy brings nearly 12 years of corporate counsel and law firm experience in the biotechnology and pharmaceutical sectors, including the development of compliance programs for rare disease launches.

Added Key Roles to Commercial, Sales, Regulatory and Medical Affairs Functions

In recent months, Provention has continued to scale its organization to support a potential commercial launch of teplizumab. This includes recent hires in leadership positions across the Market Access, Sales, Analytics & Forecasting, Medical Affairs, and Regulatory Affairs teams. The new team members bring extensive, relevant experience in rare disease launches in the biotechnology sector.

Appointed Nancy Wysenski to the Board of Directors

In May 2020, Provention announced the appointment of Nancy Wysenski, a seasoned pharmaceutical executive with rare disease and commercialization experience, to the Company’s Board of Directors. Ms. Wysenski brings tremendous value to the Provention team, with more than 30 years of leadership in biotechnology and pharmaceuticals, including having served as the Chief Commercial Officer of Vertex Pharmaceuticals.

Announced Publication of Proof-of-Concept Data for a Preclinical Prototype of Coxsackievirus B Vaccine

In a paper published in Science Advances in May 2020, a preclinical prototype of Provention’s polyvalent coxsackievirus B vaccine, PRV-101, was shown to be well-tolerated, immunogenic and protective against coxsackievirus B infections and diabetes in relevant animal models. Provention is developing PRV-101 as a potential vaccine for acute coxsackievirus infection and for the potential prevention of T1D and celiac disease. These results provide a solid scientific basis for human trials with PRV-101, which the Company expects to initiate in the second half of 2020.

Financial Highlights:

In June 2020, the Company completed a public follow-on offering of 7,590,000 shares, including 990,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares, at a price of $14.50 per share, resulting in aggregate net cash proceeds from the sale of the shares, after deducting underwriting discounts and offering expenses, of $103.3 million. In addition, during the second quarter of 2020 and prior to the follow-on offering the Company generated $9.9 million of net proceeds from the sale of common stock under its at-the-market program. As a result, Provention had cash, cash equivalents and marketable securities of $172.2 million as of June 30, 2020.

Net loss for the second quarter 2020 was $22.1 million, or $0.45 per basic and diluted share, compared to a net loss of $12.0 million, or $0.32 per basic and diluted share, for the same period in 2019. The increase in net loss was primarily attributable to teplizumab related CMC costs, BLA preparation costs, precommercial costs, and medical affairs expenses.

Cash-based operating expenses were $21.5 million for the three months ended June 30, 2020 and included teplizumab CMC expenses of $7.5 million and $4.8 million of precommercial expenses. Provention expects to utilize $44 million to $52 million of cash for its operating needs in the second half of 2020.

Conference Call and Webcast Information:

Provention Bio will discuss these results via conference call today at 8:00 am ET. To access the call, please dial 1-888-567-1603 (domestic) or 1-862-298-0702 (international) five minutes prior to the start time and ask to be connected to the “Provention Bio Call”. An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call and will be available for seven days following the call.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company leveraging a transformational drug development strategy focused on the prevention or interception of immune-mediated disease. Provention’s mission is to source, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune diseases. Provention’s diversified portfolio includes teplizumab, a pre-commercial-stage candidate that has been shown to delay the onset of insulin-dependent type 1 diabetes (T1D) in at-risk patients during the presymptomatic phase of the disease. The Company’s portfolio includes additional clinical product development candidates that have demonstrated proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements relating to the Company’s studies, planned submissions and timelines for the rolling BLA submission for teplizumab, the potential health benefits of, and commercialization efforts for teplizumab, planned research and development efforts for the Company’s investigational product candidates and the Company’s planned financial investments and cash runway. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in, or failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; dependence upon third parties; substantial competition; our need for additional financing and the risks listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, our quarterly reports on form 10-Q, and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Sam Martin, Argot Partners

sam@argotpartners.com

212-600-1902

Media:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808

Provention Bio, Inc.

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Statement of Operations Data:
Operating expenses:
Research and development	$15,032	$10,550	$24,122	$20,572
General and administrative	7,764	1,707	11,539	2,944
Total operating expenses	22,796	12,257	35,661	23,516
Loss from operations	(22,796)	(12,257)	(35,661)	(23,516)
Interest income	151	253	434	540
Loss before income tax benefit	(22,645)	(12,004)	(35,227)	(22,976)
Income tax benefit	523	—	523	—
Net loss	$(22,122)	$(12,004)	$(34,704)	$(22,976)

Net loss per common share, basic and diluted	$(0.45)	$(0.32)	$(0.72)	$(0.61)
Weighted average common shares outstanding, basic and diluted	49,199	37,363	48,449	37,362

	June 30, 2020	December 31, 2019
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$172,155	$85,373
Total assets	$175,755	$85,996
Total liabilities	$11,979	$3,840
Accumulated deficit	$(113,765)	$(79,061)
Total stockholders’ equity	$163,776	$82,156